EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS THIRD QUARTER RESULTS

Jacksonville, Fla. (October 30, 2009) — Regency Centers Corporation announced today financial and operating results for the quarter and nine months ended September 30, 2009.

Earnings and Operations

Regency reported Recurring Funds From Operations (FFO) for the third quarter of $55.9 million, or $0.69 per diluted share, compared to $57.7 million and $0.82 per diluted share for the same period in 2008.

For the nine months ended September 30, 2009, Recurring FFO was $157.0 million or $2.06 per diluted share, compared to $176.9 million or $2.51 per diluted share for the same period last year, a per share decrease of 18%. The change in Recurring FFO per diluted share is primarily related to lower net operating income and higher interest expense.

Regency reported negative FFO for the third quarter of ($46.4) million, or ($0.58) per diluted share. FFO for the same period in 2008 was $83.6 million and $1.19 per diluted share. For the nine months ended September 30, 2009, FFO was $27.8 million or $0.36 per diluted share, compared to $213.1 million or $3.03 per diluted share for the same period last year. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net loss attributable to common stockholders for the quarter was ($84.1) million, or ($1.05) per diluted share, compared to net income of $43.9 million and $0.63 per diluted share for the same period in 2008. During the quarter, the Company recorded $103.2 million of impairments, including its pro rata share of impairments recorded in its co-investment partnerships. The impairments were comprised of the following:

•	$92.4 million related to land held for 11 future development projects

•	$9.6 million related to two wholly owned Regency properties and two out parcels targeted for sale

•	$1.2 million related to an impairment for one property in the GRI partnership that is being targeted for sale, which is recorded in Equity in Income of Unconsolidated Partnerships

Net loss for the nine months ended September 30, 2009 was ($81.7) million or ($1.09) per diluted share, compared to net income of $102.5 million and $1.46 per diluted share for the nine months ended September 30, 2008. The net loss for the quarter and the decline year over year are primarily due to lower net operating income, higher interest expense, lower transaction profits and impairments.

For the three months ended September 30, 2009, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Decrease in same store net operating income: (6.5%)

•	Same space rental rate decline on a cash basis: (7.4%)

•	Leasing transactions: 400 new and renewal lease transactions for a total of 1.4 million square feet

For the nine months ended September 30, 2009, Regency’s results for wholly owned properties and its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, operating properties only: 93.2%

•	Decrease in same store net operating income: (6.4%)

•	Same space rental rate decline on a cash basis: (3.6%)

•	Leasing transactions: 1,139 new and renewal lease transactions for a total of 3.8 million square feet

Investments

Dispositions and Acquisitions

During the quarter the Regency-Publix partnership purchased two properties at a price of $17.9 million and a weighted average cap rate of 9.31%. Regency’s share of the purchase price was $8.9 million. Regency also sold one wholly owned operating property at a cap rate of 5.03% and a gross sales price of $20.2 million. During the quarter Regency and its co-investment partnerships sold four out parcels at a gross sales price of $4.1 million.

Development

One project stabilized during the quarter representing $6.9 million of net development costs and a stabilized NOI yield of 6.3%. The Company also started one development project, Seminole Shoppes, representing $14.0 million of net costs after partner participation. At September 30, 2009, the Company had 42 projects under development for an estimated total net investment at completion of $823.6 million. The in-process developments are 90% funded and 87% leased and committed, including tenant-owned GLA.

Co-Investment Partnerships

On October 27, 2009 Regency finalized the formation of a new co-investment partnership with USAA and simultaneously sold seven Regency shopping centers to the partnership. One additional asset is expected to be sold to the partnership in November 2009. The eight assets are being sold for$133.9 million, representing a cap rate of 8.75%. Regency’s ownership in the USAA partnership will be 20% and the Company will maintain property and asset management responsibilities. The USAA partnership will target leverage of approximately 50% on the entire portfolio. Prior to closing, the USAA partnership locked rate on a seven-year, interest-only mortgage at an all-in coupon of 6.80%.

Managing Director Appointment

In September, the Company appointed Mac Chandler to Managing Director of the Pacific Region. Chandler returns to Regency where he previously served in various positions for nearly a decade, most recently as Managing Director of Investments, Northeast, a territory from Virginia to Maine. “We are pleased to have Mac return to Regency. His understanding of the intricacies of all aspects of the business, his attention to detail and his relentless pursuit of perfection left lasting impressions at Regency,” said Brian Smith, Regency Centers’ president and chief investment officer. “With six offices and a portfolio representing 36 percent of the company’s total net operating income, the leadership of the Pacific region is critically important to Regency’s success. I am thrilled to have Mac in this position.”

Dividend

On October 29, 2009, the Board of Directors declared a quarterly cash dividend of $0.4625 per share, payable on December 2, 2009 to shareholders of record on November 18, 2009. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on December 31, 2009 to shareholders of record on December 1, 2009; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on December 31, 2009 to shareholders of record on December 1, 2009; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on December 31, 2009 to shareholders of record on December 1, 2009.

Conference Call

In conjunction with Regency’s third quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Friday, October 30 at 2:00 p.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its third quarter 2009 supplemental information package that may help investors estimate earnings for 2009. A copy of the Company’s third quarter 2009 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended September 30, 2009. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income to Funds From Operations—Actual

	Three Months Ended		Year to Date
For the Periods Ended September 30, 2009 and 2008	2009	2008	2009	2008
Net income (loss) attributable to common stockholders	$(84,092,421)	$43,901,750	$(81,709,433)	$102,487,116
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	24,771,560	22,739,591	71,738,077	66,596,300
Depreciation and amortization expense - uncons properties	9,591,931	10,356,130	28,310,765	31,585,481
Consolidated JV partners’ share of depreciation	(130,873)	(131,116)	(404,204)	(395,216)
Amortization of leasing commissions and intangibles	3,956,551	3,586,810	11,354,683	10,256,848
(Gain) on sale of operating properties, including JV’s	385	(7,934,490)	(1,093,276)	(8,982,457)
Gain deferrals under the Restricted Gain Method	—	10,716,188	—	10,716,188
Non-controlling interest of exchangeable partnership units	(461,566)	326,748	(390,075)	785,745

Funds From Operations	(46,364,433)	83,561,611	27,806,537	213,050,005

Dilutive effect of share-based awards	(164,120)	(298,506)	(492,359)	(895,519)

Funds From Operations for calculating Diluted FFO per Share	$(46,528,553)	$83,263,105	$27,314,178	$212,154,486

Funds From Operations	$(46,364,433)	$83,561,611	$27,806,537	$213,050,005
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel gains, net of dead deal costs and tax	2,950,006	(26,948,820)	(979,317)	(34,094,225)
Provisions for impairment	103,189,497	1,111,601	131,878,424	1,827,601
Loss (gain) on early debt extinguishment	2,708,917	—	2,708,917	—
Restructuring charges	1,158,337	—	3,396,822	—
Transaction fees and promotes (non recurring)	(7,781,484)	—	(7,781,484)	(3,902,600)

Recurring Funds From Operations	55,860,840	57,724,392	157,029,899	176,880,781

Dilutive effect of share-based awards	(164,120)	(298,506)	(492,359)	(895,519)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$55,696,720	$57,425,886	$156,537,540	$175,985,262

Weighted Average Shares For Diluted FFO per Share	80,395,734	70,080,085	76,069,913	69,995,989

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At September 30, 2009, the Company owned 409 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 54.1 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 194 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

###

Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

For the Periods Ended September 30, 2009 and 2008	Three Months Ended		Year to Date
	2009	2008	2009	2008
Net income (loss) attributable to common stockholders	$(84,092,421)	$43,901,750	$(81,709,433)	$102,487,116
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	24,771,560	22,739,591	71,738,077	66,596,300
Depreciation and amortization expense - uncons properties	9,591,931	10,356,130	28,310,765	31,585,481
Consolidated JV partners’ share of depreciation	(130,873)	(131,116)	(404,204)	(395,216)
Amortization of leasing commissions and intangibles	3,956,551	3,586,810	11,354,683	10,256,848
(Gain) on sale of operating properties, including JV’s	385	(7,934,490)	(1,093,276)	(8,982,457)
Gain deferrals under the Restricted Gain Method	—	10,716,188	—	10,716,188
Non-controlling interest of exchangeable partnership units	(461,566)	326,748	(390,075)	785,745

Funds From Operations	(46,364,433)	83,561,611	27,806,537	213,050,005

Dilutive effect of share-based awards	(164,120)	(298,506)	(492,359)	(895,519)

Funds From Operations for calculating Diluted FFO per Share	$(46,528,553)	$83,263,105	$27,314,178	$212,154,486

Funds From Operations	$(46,364,433)	$83,561,611	$27,806,537	$213,050,005
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel gains, net of dead deal costs and tax	2,950,006	(26,948,820)	(979,317)	(34,094,225)
Provisions for impairment	103,189,497	1,111,601	131,878,424	1,827,601
Loss (gain) on early debt extinguishment	2,708,917	—	2,708,917	—
Restructuring charges	1,158,337	—	3,396,822	—
Transaction fees and promotes (non recurring)	(7,781,484)	—	(7,781,484)	(3,902,600)

Recurring Funds From Operations	55,860,840	57,724,392	157,029,899	176,880,781

Dilutive effect of share-based awards	(164,120)	(298,506)	(492,359)	(895,519)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$55,696,720	$57,425,886	$156,537,540	$175,985,262

Weighted Average Shares For Diluted FFO per Share	80,395,734	70,080,085	76,069,913	69,995,989